FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-08

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Thursday, February 27, 2020 11:35 AM
Subject: ★NEW ISSUE CMBS★ $825.433MM BMARK 2020-B17 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2020-B17 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-B17

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
(S/F/K)		($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	6.275	3.02	04/20 – 01/25	30.000%	36.3%	18.1%
A-2	AAA/AAA/AAA	188.000	4.89	01/25 – 03/25	30.000%	36.3%	18.1%
A-4	AAA/AAA/AAA	** SEE BELOW **			30.000%	36.3%	18.1%
A-5	AAA/AAA/AAA	** SEE BELOW **			30.000%	36.3%	18.1%
A-SB	AAA/AAA/AAA	12.900	7.43	03/25 - 11/29	30.000%	36.3%	18.1%
A-S	AA/AAA/AAA	105.326	9.90	02/30 - 03/30	18.500%	44.2%	15.6%
B	NR/AA-/AA-	41.214	9.98	03/30 – 03/30	14.000%	44.5%	14.8%
C	NR/A-/A-	37.780	9.98	03/30 – 03/30	9.875%	46.7%	14.1%

**The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $433,938,000, subject to a variance of plus or minus 5%.

Class of Certificates

Exp. Range of Initial Balance	Exp. Range of WAL	Expected Principal Window
Class A-4 $100.000 - $170.000	9.72 - 9.72	11/29-12/29 – 11/29-12/29
Class A-5 $263.938 - $333.938	9.86 - 9.83	12/29-02/30 - 12/29-02/30

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$943,376,162
NUMBER OF LOANS:	35
NUMBER OF PROPERTIES:	160
WA CUT-OFF LTV:	51.8%
WA MATURITY LTV:	50.3%
WA U/W NCF DSCR:	3.22x
WA U/W NOI DEBT YIELD:	12.7%
TOP TEN LOANS %:	55.4%
WA TERM TO MATURITY (MOS):	106
WA REMAINING AMORTIZATION TERM (MOS):	340
WA SEASONING (MOS):	1

TOP 5 PROPERTY TYPES:	OFFICE (41.3%), HOTEL (17.2%), MIXED USE (15.5%), MULTIFAMILY (13.6%), RETAIL (11.9%).

TOP 5 STATES:	NY(29.2%), CA (22.7%), TX (8.4%), MI (6.0%), AZ (5.5%).

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (40.5%), GERMAN AMERICAN CAPITAL CORPORATION (32.4%), CITI REAL ESTATE FUNDING INC. (27.1%).

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, DEUTSCHE BANK AG, NEW YORK BRANCH AND CITI REAL ESTATE FUNDING INC. AND AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST PURCHASED BY KKR CMBS II AGGREGATOR TYPE 1 L.P. AS THIRD-PARTY PURCHASER.

EU RISK RETENTION:	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	SEPARATE MESSAGE LATER TODAY
PRICE GUIDANCE:	FRIDAY, FEBRUARY 28, 2020
ANTICIPATED PRICING:	WEEK OF MARCH 2, 2020
ANTICIPATED SETTLEMENT:	ON OR ABOUT MARCH 24, 2020

ROAD SHOW DETAILS
DATE:	FRIDAY, FEBRUARY 28TH
HARTFORD, BREAKFAST:	MAX DOWNTOWN @ 8:30AM EST
BOSTON, LUNCH:	50 ROWE’S WHARF (3rd FLOOR) @12:00PM EST

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
BRIAN CAREY	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

*******************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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